Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: contact@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated December 23, 2024 in this Amendment No. 3 to the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of BUUU Group Limited and Subsidiaries (collectively, the “Company”) as of June 30, 2024 and 2023, the consolidated statements of operations, consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC
Singapore

July 17, 2025